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                                                   Exhibit 99.2




FOR IMMEDIATE RELEASE              Contact:  Steven T. Sabatini
                                             Senior Executive V.P. &
                                             Chief Financial Officer
                                             U.S.B. Holding Co., Inc.
                                             (914) 365-4615

                                             Harry G. Murphy
                                             Vice President and Secretary
                                             Tappan Zee Financial, Inc.
                                             (914) 631-0344

    U.S.B. Holding Co., Inc. Acquisition of Tappan Zee Financial, Inc.
     Approved by Shareholders and Office of Thrift Supervision

Orangeburg, N.Y. (Business Wire) August 20, 1998   U.S.B.  Holding Co., Inc.
(AMEX-UBH) ("USB"), which is the holding company for Union State Bank, today announced that it has received approval from the Office of Thrift Supervision for the acquisition of Tappan Zee Financial, Inc. (Nasdaq-TPNZ) ("Tappan Zee") and its wholly-owned subsidiary Tarrytowns Bank, FSB ("Tarrytowns"). USB also announced that the acquisition was approved by the shareholders of Tappan Zee at a Special Meeting held yesterday afternoon. In connection with the acquisition, Tappan Zee will be merged with and into USB, with USB as the surviving corporation, and Tarrytowns will operate as a wholly-owned subsidiary of USB.

The closing of the transaction is scheduled to occur on August 31, 1998. Under the terms of the Agreement and Plan of Merger, dated as of March 6, 1998, by and between USB and Tappan Zee, shareholders of Tappan Zee will receive 1.12 shares of USB common stock for each share of Tappan Zee common stock. The transaction will be accounted for as a pooling-of-interests under generally accepted accounting principles.
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